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                                                                    EXHIBIT 10.1

                           CHANGE IN CONTROL AGREEMENT

      This Agreement (the "Agreement") made as of the 22nd day of November, 2004, by and between, Champion Enterprises, Inc., a Michigan corporation, with its principal office at 2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326 (the "Company") and ___________________ (the "Executive").

                               W I T N E S S E T H

      WHEREAS, the Company believes that the establishment and maintenance of sound and vital management of the Company is essential to the protection and enhancement of the interests of the Company and the stockholders of the Company;

      WHEREAS, the Company also recognizes that the possibility of a Change in Control (as defined herein), with the attendant uncertainties and risks, might result in the departure or distraction of key employees of the Company to the detriment of the Company;

      WHEREAS, the Board has determined that it is appropriate to take steps to induce key employees to remain with the Company, and to reinforce and encourage their continued attention and dedication, when faced with the possibility of a Change in Control of the Company; and

      WHEREAS, the Board has determined that it is in the best interests of the Company and the stockholders of the Company to modify the provisions relating to a Change in Control contained in any written agreement with the Company and to include those provisions in this Agreement, with certain modifications as set forth herein.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1.    DEFINITIONS.

      (a) "Base Salary" means the Executive's annual base compensation rate for services paid by the Company to the Executive at the time immediately prior to the Executive's termination of employment, as reflected in the Company's payroll records or, if higher, the Executive's annual base compensation rate immediately prior to a Change in Control. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, noncash compensation or any other additional compensation but shall include amounts reduced pursuant to the Executive's salary reduction agreement under Sections 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

      (b)   "Board" means the board of directors of the Company.

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      (c)   "Bonus" means the Executive's target performance bonus for the fiscal year in which the Executive's termination of employment occurs or, if higher, the Executive's target performance bonus for the fiscal year in which a Change in Control occurs.

      (d) "Cause" means (i) the Executive's conviction of, or pleading guilty or nolo contendere to, a crime by the Executive which constitutes (x) a felony (other than a traffic related offense) or (y) a misdemeanor involving moral turpitude and which, in the case of (y), may reasonably be expected to have a material adverse effect on the Company, its business, reputation or interests;
(ii) Executive's material breach of any contract or agreement between the Executive and the Company, which breach, if curable, is not cured within 20 days of the giving of written notice thereof to the Executive; (iii) the Executive's material violation of the Company's code of conduct, code of ethics or any other written policy or a material breach by the Executive of a fiduciary duty or responsibility to the Company, which may reasonably be expected to have a material adverse effect on the Company, its business, reputation or interests;
(iv) the willful misconduct or gross negligence of the Executive with regard to the Company or in the performance of the Executive's duties that is materially injurious to the Company; or (v) the willful and continued failure of the Executive to attempt to perform the Executive's duties with the Company (other than for any such failure resulting from the Executive's incapacity due to physical or mental illness) after written notice of such failure has been give to the Executive. A termination for Cause after a Change in Control shall be based only on events occurring after such Change in Control; provided, however, the foregoing limitation shall not apply to an event constituting Cause which was not discovered by the Company prior to a Change in Control.

      Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (i) advance written notice provided to the Executive not less than 14 days prior to the Date of Termination (as defined below) setting forth the Company's intention to consider terminating the Executive including a statement of the Date of Termination and the specific detailed basis for such consideration for Cause; (ii) an opportunity of the Executive, together with the Executive's counsel, to be heard before the Board during the 14 day period ending on the Date of Termination; (iii) a duly adopted resolution of the Board stating that in accordance with the provisions of the next to the last sentence of this Section 1(d), that the actions of the Executive constituted Cause and the basis thereof; and (iv) a written determination provided by the Board setting forth the acts and omissions that form the basis of such termination of employment. Any determination by the Board hereunder shall be made by the affirmative vote of at least a two-thirds majority of the members of the Board (other than the Executive). Any purported termination of employment of the Executive by the Company which does not meet each and every substantive and procedural requirement of this Section 1(d) shall be treated for all purposes under this Agreement as a termination of employment without Cause.

      (e)   "Change in Control" means the occurrence of any of the following:

                  (i) any "person" (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, the Company or any subsidiary of the Company, or any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial

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            ownership of voting securities of the Company, is or becomes the beneficial owner, directly or indirectly of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred (x) as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company or (y) if a person inadvertently acquires an ownership interest in more than 50% but then promptly reduces that ownership interest to 50% or less;

                  (ii) during any two consecutive years (not including any period beginning prior to the Effective Date), individuals who at the beginning of such two-year period constitute the Board and any new director (except for a director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this definition of Change in Control) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director, an "Incumbent Director" and, collectively, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

                  (iii) consummation of a reorganization, merger or
            consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, by reason of such ownership of the Company's voting securities immediately before the Business Combination, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding voting securities of the Company; (y) no person (excluding any company resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such company resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then combined voting power of the then outstanding voting

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            securities of such company except to the extent that such ownership existed prior to the Business Combination; and (z) at least a majority of the members of the board of directors of the company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

                  (iv) the shareholders of the Company approve a complete liquidation or dissolution of the Company; or

                  (v) any other event that the Board, in its sole discretion, shall determine constitutes a Change in Control.

            Only one Change in Control may occur under this Agreement.

      (f) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      (g)   "Code" means the Internal Revenue Code of 1986, as amended.

      (h) "Company" has the meaning ascribed to it in the preamble and in paragraph 14 hereof.

      (i)   "Effective Date" means November 22, 2004.

      (j)   "Employer" means the Company and its affiliates.

      (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      (l) "Good Reason" means the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by the Executive to the Company that the Executive intends to terminate the Executive's employment for one of the reasons set forth below:

            (i) (x) any reduction or diminution (except temporarily during any period of physical or mental incapacity) in the Executive's titles, (y) any material reduction or diminution in the Executive's authorities, duties or responsibilities or reporting requirements with the Company from that which exists immediately prior to a Change in Control (except in each case in connection with the termination of the Executive's employment for Cause or as a result of the Executive's death, or temporarily as a result of the Executive's illness or other absence) or (z) the assignment to the Executive of duties and responsibilities materially inconsistent with the position held by the Executive immediately prior to a Change in Control, excluding in the case of (y) or (z) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied promptly after receipt of notice thereof given by the Executive;

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            (ii)  a material breach by the Company of any employment agreement with the Executive;

            (iii) any reduction in any part of the Executive's Base Salary;

            (iv) the failure of the Company to obtain and deliver to the Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement;

            (v) the Executive is required to relocate to a principal place of employment more than 60 miles from the Executive's principal place of employment with the Company;

            (vi) a failure by the Company after a Change in Control to continue any annual bonus plan, program or arrangement in which the Executive is then entitled to participate (the "Bonus Plans"), provided that any such plan(s) may be modified at the Company's discretion from time to time but shall be deemed terminated if (A) any such plan does not remain substantially in the form in effect prior to such modification and (B) plans providing the Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or a failure by the Company to continue the Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to the potential amount of the bonus and the achievability thereof as the Executive participated immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans, provided that such action is not cured within 10 days after written notice thereof from the Executive to the Company;

            (vii) a failure to permit the Executive after the Change in Control to participate in cash or equity based incentive plans and programs (other than Bonus Plans) on a basis providing the Executive in the aggregate with an annualized award value in each fiscal year after the Change in Control at least equal to the aggregate annualized award value being provided by the Company to the Executive under such incentive plans and programs immediately prior to the Change in Control (with any awards intended not to be repeated on an annual basis allocated over the years the awards are intended to cover), provided that such action is not cured within 10 days after written notice thereof from the Executive to the Company; or

            (viii) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of the Company's life insurance, medical, dental, accident, disability or pension plans or perquisites in which the Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control.

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            Good Reason will cease to exist for an event on the 90th day following its occurrence, unless the Executive has given the Company written notice thereof prior to such date.

      (m)   "Term" has the meaning ascribed to it in Section 2 hereof.

      2. TERM. The term of this Agreement shall commence on the Effective Date and end on the earliest of (a) the termination of the Executive's employment with the Company (or, if a Change in Control occurs within 180 days after such termination, the date of the Change in Control) or (b) the third anniversary of the Effective Date (the "Term," as it may be extended or terminated); provided, however, that the Term shall be automatically extended for successive additional one (1) year periods (the "Additional Terms"), unless, at least 18 months prior to the end of the original Term or the then Additional Term, the Company has notified the Executive in writing that the Term shall not be extended and further provided, if a Change in Control occurs prior to the end of the aforesaid period, the duration of this Agreement shall be extended, if it would otherwise end prior thereto, until the second anniversary of the date of such Change in Control, whether such two-year period ends before or after the end of such aforesaid period; provided, however, that in no event, shall the Term extend beyond the end of the month in which the Executive's sixty-fifth
(65th) birthday occurs. Notwithstanding anything in this Agreement to the contrary, if the Company becomes obligated to make any payment to the Executive pursuant to the terms hereof, then this Agreement shall remain in effect for such purposes until all of the Company's obligations hereunder are fulfilled and the provisions of Exhibit A shall remain in effect indefinitely.

      3. TERMINATION FOLLOWING CHANGE IN CONTROL. If a Change in Control occurs during the Term and the Executive's employment by the Company is terminated (a) by the Company without Cause or by the Executive for Good Reason at any time during the period commencing on the date of the Change in Control and ending on the second anniversary of the Change in Control or (b) by the Company without Cause or by the Executive for Good Reason (without reference to the Change in Control measurement date) at any time during the period commencing 180 days prior to a Change in Control and ending immediately prior to the Change in Control and the Executive demonstrates that such termination was requested by the party taking control or was otherwise in anticipation of the Change in Control, then the Company shall pay or provide the Executive with the payments and benefits provided under Section 4 hereof.

      4. COMPENSATION UPON TERMINATION. Subject to Section 11, in the event that the Executive becomes entitled to payments or benefits pursuant to Section 3, then the Company shall pay or provide the Executive with the following payments and benefits in lieu of any other termination, change in control, separation, severance or similar benefits under any other compensation arrangement with the Employer. The amounts hereunder shall reduce and be in full satisfaction of any statutory entitlement (including notice of termination, termination pay and/or severance pay) of the Executive upon a termination of employment.

      (a) Within 10 business days after the Date of Termination (or within 10 business days after the date of the Change in Control if the termination occurred within 180 days prior to the

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Change in Control to the extent such amount was not previously paid or provided): (i) any unpaid Base Salary through the Date of Termination; (ii) any Bonus earned but unpaid with respect to the fiscal year ending on or preceding the Date of Termination; (iii) reimbursement for any unreimbursed expenses incurred through the Date of Termination; (iv) a pro-rata portion of the Executive's bonus for the fiscal year in which the Executive's termination occurs based on the target performance bonus for the plan year (determined by multiplying the amount of such target performance bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365); (v) any accrued but unused vacation time in accordance with Company policy; and (vi) any benefits or rights to equity interests in accordance with applicable plans and grants (other than severance arrangements) (collectively items (i) through (vi) shall be hereafter referred to as "Accrued Benefits").

      (b) Within 10 business days after the Executive executes and does not revoke the release required in Section 11, a lump sum cash payment equal to two times the sum of the Executive's Base Salary and Bonus.

      (c) Subject to the Executive's continued co-payment of premiums which shall not exceed the level of copayment made by the Executive immediately prior to the date of the Change in Control, continued participation for the Executive and the Executive's eligible dependents in all health plans which cover the Executive (and eligible dependents), including, without limitation, medical, dental and prescription drug coverage upon the same terms and conditions (except for the requirements of the Executive's continued employment) in effect on the date of termination until two years after the Date of Termination; provided, however, that in the event that the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular health plan, the continuation of coverage by the Company for such similar or improved benefit under such plan shall immediately cease. To the extent, in the good faith judgment of the Company, such coverage cannot be provided under the Company's health plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on the Executive, the Company shall pay the Executive an amount equal to the cost to the Company for a similarly situated active employee fully grossed-up to cover taxes on such amount and the gross-up payment. Such period of medical coverage shall reduce and count against the Executive's rights to COBRA continuation coverage.

      (d) The above time periods shall be automatically adjusted to the extent, if any, necessary to comply with the requirements of Section 409A of the Code.

      5. NOTICE OF TERMINATION. After a Change in Control, any purported termination of the Executive's employment pursuant to Section 3 shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 13. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

      6. DATE OF TERMINATION. "Date of Termination", with respect to any purported termination of the Executive's employment after a Change in Control, shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Executive

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for Good Reason, shall not be less than five days nor more than 60 days, from the date such Notice of Termination is given). In the event of Notice of Termination by the Company, the Executive may treat such notice as having a Date of Termination at any date between the date of the receipt of such notice and the Date of Termination indicated in the Notice of Termination by the Company; provided, that the Executive must give the Company written notice of the Date of Termination if the Executive deems it to have occurred prior to the Date of Termination indicated in the notice.

      7. EXCISE TAX. In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, the provisions of Exhibit A shall apply.

      8. RESTRICTIVE COVENANTS. In consideration of this Agreement and any amounts payable and benefits or additional rights provided pursuant to this Agreement by the Executive, the Executive agrees to the following provisions (whether or not a Change in Control occurs):

      (a) CONFIDENTIALITY. The Executive agrees that the Executive shall not at any time, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive's assigned duties and for the benefit of the Company, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive's employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

      (b) NONSOLICITATION. During the Executive's employment with the Company and for the two year period thereafter, the Executive agrees that the Executive will not, except in the furtherance of the Executive's duties for the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, (ii) solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer or (iii) solicit, aid or induce any vendor of the Company or any of its subsidiaries or affiliates to provide goods or services then provided to the Company or any of its subsidiaries or affiliates to another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or purchasing

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goods or services from such vendor. An employee, representative or agent shall be deemed covered by this paragraph while so employed or retained and for six months thereafter. Subpart (ii) shall not be violated by general advertising or solicitation not specifically targeted at activities of the Company.

      (c) NONCOMPETITION. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive's performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Executive's employment and for the two year period thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the production, sales or marketing of manufactured housing or any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the Date of Termination (or, if earlier, the date of determination) or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. This Section 8(c) shall not prevent the Executive from owning not more than two percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

      (d) NONDISPARAGEMENT. The Executive shall not make or induce other persons or entities to make any negative statements as to the Company, its affiliates, employees, past or present officers, directors, products, services, businesses or reputation. Notwithstanding the foregoing, truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 8(d).

      (e) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

      (f) FURTHER ACKNOWLEDGMENT. The Executive acknowledges that the restrictive covenants (including, without limitation, confidentiality and non-competition) in any other agreement with the Company previously signed by the Executive shall not be affected by this Agreement and that the restrictive covenants therein shall continue to apply after a Change in Control or a termination of employment after a Change in Control in accordance with the terms of such restrictive covenants.

      (g) SURVIVAL OF PROVISIONS. The obligations contained in this Section 8 shall survive any termination of the Term and shall be fully enforceable thereafter.

      9. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive's employment with the Company, and

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will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive's employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 9.

      10.   EQUITABLE RELIEF AND OTHER REMEDIES.

      (a) The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or
Section 9 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

      (b) In the event of a material violation of Section 8 of this Agreement, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease.

      11. RELEASE REQUIRED. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Benefits shall only be payable if the Executive delivers to the Company and does not revoke a general release of all claims of the Executive occurring up to the release date in the form of Exhibit B hereto (with such changes therein as may be necessary to make it valid and encompassing under applicable law or regulation) within 21 days of presentation thereof by the Company to the Executive.

      12.   NO ASSIGNMENTS.

      (a) This Agreement is personal to each of the parties hereto. Except as provided in Section 12(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

      (b) The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume in writing and agree to perform this Agreement (but without creating any rights on a second change in control), in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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      13.   NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand,
(ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  At the address (or to the facsimile number) then shown on the records of the Company

                  If to the Company:

                  Champion Enterprises, Inc.
                  2701 Cambridge Court
                  Suite 300
                  Auburn Hills, MI  48326
                  Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

      15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

      16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

      17. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Executive's employment with the Company, other than injunctive relief under any restrictive covenant agreement or provision, shall be settled exclusively by arbitration, conducted before a single arbitrator in Detroit, Michigan (applying Michigan law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome
(a) each party shall pay all its own costs and expenses, including without

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limitation its own legal fees and expenses, and (b) joint expenses shall be borne equally among the parties.

      18. INDEMNIFICATION. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from the Executive's good faith performance of the Executive's duties and obligations with the Company. This obligation shall survive the termination of the Executive's employment with the Company.

      19. LIABILITY INSURANCE. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors. This obligation shall survive the termination of the Executive's employment with the Company.

      20. LEGAL FEES. In the event that a claim for payment or benefits under this Agreement is disputed or the Executive is otherwise enforcing rights under this Agreement and the arbitrator determines that the Executive has prevailed on the material issues in the arbitration, the Company shall, upon presentment of appropriate documentation, promptly pay, or reimburse the Executive, for all reasonable legal and other professional fees, costs of arbitration and other expenses incurred in connection therewith by the Executive.

      21. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board; provided, however, that the Company may amend this Agreement at any time, retroactively or otherwise, without the consent of the Executive, as may be necessary to preserve the intended tax characteristics of this Agreement, including, without limitation, such amendments necessary to address the requirements of Section 409A of the Code. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all existing agreements between them concerning such subject matter (but not any stock option or other equity agreement nor any plan or programs). No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan without regard to its conflicts of law principles.

      22. NO MITIGATION; NO OFFSET. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as provided in Section 4(c) hereof. The amounts

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payable to the Executive hereunder shall not be subject to set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive.

      23. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

      24. NOT AN AGREEMENT OF EMPLOYMENT. This is not an agreement assuring employment and the Company reserves the right to terminate the Executive's employment at any time with or without Cause, subject to the payment provisions hereof if such termination is after, or within 180 days prior to, a Change in Control. The Executive acknowledges that the Executive is aware that the Executive shall have no claim against the Company hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not specifically satisfy the requirements hereof or as a result of any other action taken by the Company. Except as expressly provided herein, the foregoing shall not affect the Executive's rights under any other agreement with the Company.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        CHAMPION ENTERPRISES, INC.

                                        By:_________________________________
                                        Name:
                                        Its:

                                        ___________________________

                                        ____________________________________

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                                    EXHIBIT A

                           GOLDEN PARACHUTE PROVISION

      (a) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates): (1) the Company Payments or (2) one dollar less than the amount of the Company Payments that would subject the Executive to the Excise Tax. Company Payments shall be reduced as elected by the Executive or, if no election is made, in the following order
(1) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value, (2) any cash severance based on a multiple of Base Salary or Bonus, (3) any other cash amounts payable to the Executive,
(4) any benefits valued as parachute payments; and (5) acceleration of vesting of any equity not covered by (1) above, unless the Executive elects another method of reduction by written notice to the Company prior to the change of ownership or effective control.

      (b) The Company's independent certified public accountants or tax counsel selected by such accountants or the Company (the "Accountants") shall determine whether any of the Company Payments are "parachute payments" within the meaning of Section 280G(b)(2) of the Code that will be subject to the Excise Tax, the amount of such Excise Tax and any other determinations required in (a) above. To the extent permitted under Revenue Procedure 2003-68 or other applicable rules, the value determination shall be recalculated to the extent it would be beneficial to the Executive. The determination of the Accountants shall be final and binding upon the Company and the Executive, except to the extent affected by Internal Revenue Service determinations. The Company shall be responsible for all charges of the Accountants.

      (c) The Executive shall promptly deliver to the Company copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this provision.

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                                    EXHIBIT B

                                 FORM OF RELEASE

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